THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES


When issued with this Endorsement, the definition of "Free Corridor Amount" in
Section 8.01 of this Certificate is amended as follows :

         "Free Corridor Amount" means the greater of (1) the current Annuity Account Value, less Contributions that have not been deemed withdrawn and (2) the Free Corridor Amount as specified in the Data pages.


NEW YORK,

THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES




  /s/ Edward D. Miller                             /s/ Pauline Sherman


  President and Chief Executive Officer            Vice President, Secretary and
                                                   Associate General Counsel



No. 97ENCRTI